Exhibit 12.1
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges

For the six month period ended
June 30, 2010
Including Interest on Deposits

Earnings (Losses):
Pre-tax loss from continuing operations	$(229,798)
Plus:
Fixed Charges (excluding capitalized interest)	127,606

Total Earnings (Losses)	$(102,192)

Fixed Charges:
Interest expensed and capitalized	$126,392
Amortized premiums, discounts, and capitalized expenses related to indebtedness	87
An estimate of the interest component within rental expense	1,127

Total Fixed Charges	$127,606

Ratio of Earnings to Fixed Charges	(A )

Excluding Interest on Deposits

Earnings (Losses):
Pre-tax loss from continuing operations	$(229,798)
Plus:
Fixed Charges (excluding capitalized interest)	73,319

Total Earnings (Losses)	$(156,479)

Fixed Charges:
Interest expensed and capitalized	$72,105
Amortized premiums, discounts, and capitalized expenses related to indebtedness	87
An estimate of the interest component within rental expense	1,127

Total Fixed Charges	$73,319

Ratio of Earnings to Fixed Charges	(A )

(A)	Due to the Company’s pre-tax loss for the six month period ended June 30,2010 the ratio coverage was less than 1:1. The Company would have to generate additional earnings of $229.8 million to achieve a ratio of 1:1 during the first half of 2010.